Exhibit 99.1

Beeline Clarifies Recent Fundraising

PROVIDENCE, RI — November 17, 2025 — (NASDAQ: BLNE) — via IBN — Beeline, the digital mortgage lender built for next-generation homeowners, last week closed a $7.4M registered direct with three funds choosing to take a long position in Beeline. The Company stated that it does not at this time feel it will need to raise additional cash to get to a cash flow positive target for Q1 2026. Beeline’s lending entity was cash flow positive for October. An S-1 was filed for an ELOC prior to the Company deciding to close the registered direct with the three funds. The S-1 became automatically effective on Friday, November 10th. The Company is currently locked out from using the ELOC for 60 days as per the terms of the registered direct. If the ELOC were used it would be for a Special Project or to buy back Series A shares that it has the right to buy back if the economics were in favor of Beeline shareholders. The Company is planning on improving shareholder value by redeeming Series A preferred shares in 2026 and reducing dilution. Last week, the Company redeemed its Series E preferred shares preventing the issuance of 800,000 shares of common stock.

About Beeline

Beeline is a next-generation mortgage and home-equity company simplifying the path to homeownership and liquidity. By combining blockchain technology, automation, and a customer-first digital experience, Beeline makes financing a home — or unlocking its value — faster, fairer, and more transparent.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s raising additional capital and redeeming its Series A Preferred Stock. Forward-looking statements are prefaced by words such as “anticipate, “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that estimates, projections and assumptions on which the forward-looking statements are based prove to be incorrect, future interest rate changes, the risks arising from the impact of inflation, tariffs, and a recession which may result on Beeline’s business, prospective customers, and on the national and global economy, and the Risk Factors contained in the Company’s Prospectus Supplement dated November 14, 2025 and Form 10-K filed April 15, 2025. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts

Investor Relations

ir@makeabeeline.com

Media Inquiries

press@makeabeeline.com